Exhibit 3.1.11

ARTICLES OF INCORPORATION

OF

INTRADO COMMUNICATIONS OF VIRGINIA INC.

The undersigned, pursuant to Chapter 9 of Title 13.1 of the Code of Virginia states as follows:

FIRST: The name of the Corporation is: Intrado Communications of Virginia Inc.

SECOND: The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

To act as public service company providing telecommunications services.

THIRD: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Shares, each of which shall have a par value of $0.001.

FOURTH: The post office address of the initial registered office of the Corporation in the Commonwealth of Virginia is c/o Commonwealth Legal Services Corporation, 4701 Cox Road, Suite 301, Glen Allen, Virginia 23060-6802. The county in the Commonwealth of Virginia in which the said registered office of the Corporation is located is the County of Henrico.

The name of the initial registered agent of the Corporation at the said registered office is Commonwealth Legal Services Corporation. The said initial registered agent meets the requirements of Section 13.1-619 of the Virginia Stock Corporation Act, inasmuch as it is a professional corporation registered under Section 54.1-3902, Code of Virginia. The business office of the said registered agent of the Corporation is identical with the said registered office of the Corporation.

FIFTH: No director of the Corporation shall be personally liable to the Corporation or to any of its shareholders for monetary damages, expect to the extent that the elimination or limitation of such liability is not permitted by the Virginia Stock Corporation Act, as the same exists or may hereafter be amended. No amendment to or repeal of the provisions of this Article FIFTH will deprive any director of the Corporation of the benefit hereof with respect to any act or failure to act of such director occurring prior to such amendment or repeal.

SIXTH: The following provisions shall apply with respect to the indemnification of, and advancement of expenses to certain parties as set forth below:

(a) Indemnification

(1) Proceedings Other than by or in the Rights of the Corporation. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation (including any partially or wholly owned subsidiary of the Corporation), partnership, joint venture, trust, or other enterprise (including any employee benefit plan) (each of such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in statement actually and reasonably incurred by the Indemitee or on the Indemnitee’s behalf in connection with such action, suit or proceeding and any appeal therefrom, if (A) the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to the best interests of the Corporation and (B) with respect to any criminal action or proceeding, the Indemnitee had no reasonable cause to believe the Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith, did not act in a manner that the Indemnitee reasonably believed to be in, of not opposed to, the best interests of the Corporation or, with respect to any criminal action or proceeding, did not have reasonable cause to believe that the Indemnitee’s conduct was unlawful. Notwithstanding anything to the contrary in this Article SIXTH, except as set forth in Section (c)(2) of this Article SIXTH, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the board of directors of the Corporation.

(2) Proceedings by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party of is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in the Corporation’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving as a director, officer or trustee of, or in a similar capacity with, another corporation (including any partially or wholly owned subsidiary of the Corporation), partnership, joint venture, trust or other enterprise (including any employee benefit plan) or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by the Indemnitee or on the Indemnitee’s behalf in connection with such action, suit or proceeding and any appeal therefrom, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudged to be liable to the Corporation unless and only to the extent that the a court of competent jurisdiction shall determine upon, application that, despite the adjudication of such liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnify for such expenses (including attorneys’ fees) as such court shall deem proper.

(3) Expenses of Successful Indemnitee. Notwithstanding any other provision of this Article SIXTH, to the extent that an Indemnitee has been successful, on the merits or otherwise (including a disposition without prejudice), in defense of any action, suit or proceeding as referred to in Section (a)(1) of (2) of this Article SIXTH, or in defense of any claim, issue or manner therein, or on appeal from any such action, suit or proceeding, the Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnitee or on the Indemnitee’s behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (A) the disposition being adverse to the Indemnitee, (B) an adjudication that the Indemnitee was liable to the Corporation, (C) a plea of guilty or nolo contendere by the Indemnitee, (D) an adjudication that the Indemnitee did not act in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and (E) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe the Indemnitee’s conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

(4) Partial Indemnification. If any Indemnitee is entitled under any provision of the Section (a) to indemnification by the Corporation for a portion, but not all, of the expenses

(including attorneys’ fees), judgment, fines or amounts paid in settlement actually and reasonably incurred by the Indemnitee or on the Indemnitee’s behalf in any appeal therefrom, the Corporation shall indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees ), judgment, fines or amounts paid in settlement to which the Indemnitee is entitled

(b) Advancement of Expenses

Subject to Section (c)(2) of this Article SIXTH, in the event that the Corporation does not assume a defense pursuant to section (c)(1) of this Article SIXTH of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article SIXTH, any expenses (including attorneys’ fees ) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided however, that the payment of such expenses incurred by an Indemnitee in advance of the final deposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorize in this Article SIXTH. Any such undertaking by an Indemnitee shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

(c) Procedures

(1) Notification and Defense of Claim. As a condition precedent to any Indemnitee’s right to be indemnified, the Indemnitee must promptly notify the Corporation in writing of any action, suit, proceeding or investigation involving the Indemnitee for which indemnity will or may be sought. With respect to any action, suit, proceeding of investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee provided that the Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably concluded that there may be a conflict of interest or, position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such claim. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim other than as provided in this Paragraph (1). The Indemnitee shall have the right to employ the Indemnitee’s own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (A) the employment of counsel by the Indemnitee has been authorized by the Corporation, (B) counsel to the Indemnitee has reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (C) the Corporation has not in fact employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation except as otherwise expressly provided by this Article SIXTH.

(2) Requests and Payment. In order to obtain indemnification or advancement of expenses pursuant to this Article SIXTH, an Indemnitee shall submit to the Corporation a written request therefor, which request shall include documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within sixty days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section (a)(1). (a)(2) or (b) of this Article SIXTH, the Corporation determines, by clear and convincing evidence, within such sixty-day period, that any Indemnitee did not meet the applicable standard of conduct set forth in Section (a)(1) or (a)(2) of this Article SIXTH. Such determination shall be made in each instance by (A) a majority vote of a quorum of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), (B) if a quorum of the directors of the Corporation cannot be obtained, by majority vote of a committee duly designated by the directors of the Corporation (in which designation directors who are not disinterested directors may participate), consisting solely of two or more disinterested directors, (C) a majority vote of a quorum of the outstanding shares of capital stock of all classes entitled to vote for directors, which quorum shall consist of shares not owned by or under the control of parties to the action, suit, proceeding or investigation in question, (C) independent legal counsel (who may be regular legal counsel to the Corporation), or (D) a court of competent jurisdiction.

(3) Remedies. The right of an Indemnitee to indemnification or advancement of expenses pursuant to this Article SIXTH shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies, in whole or in part, a request of an Indemnitee in accordance with the preceding Paragraph (2) or if no disposition thereof is made within the sixty-day period referred to in the preceding Paragraph (2) Unless otherwise provided by law, the burden of proving that an Indemnitee is not entitled to indemnification or advancement of expenses pursuant to this Article SIXTH shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met any applicable standard of conduct, nor an actual determination by the Corporation pursuant to the preceding Section (c)(2) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing the Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

(d) Rights Not Exclusive

The right of an Indemnitee to indemnification and advancement of expenses pursuant to this Article SIXTH shall not be deemed exclusive of any other rights to which the Indemnitee may be entitled under any law (common or statutory), agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to served in the capacity with respect to which the Indemnitee’s right to indemnification or advancement of expenses accrued and shall inure to the benefit of the estate, heirs, executor and administrators of the Indemnitee. Nothing contain in this Article SIXTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures supplemental to those set forth in this Article SIXTH. The Corporation may, to the extent authorized from time to time by its board of directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or grater or less than, those set forth in this Article SIXTH. In addition, the Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation including any partially or wholly owned subsidiary of the Corporation), partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by such a person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Virginia Stock Corporation Act.

(e) Subsequent Events

(1) Amendments of Article or Law. No amendment, termination or repeal of this Article SIXTH or of any relevant provisions of the Virginia Stock Corporation Act or any other applicable law shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions of this Article SIXTH with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the effective date of such amendment, termination or repeal. If the Virginia Stock Corporation Act is amended after adoption of this Article SIXTH to expand further the indemnification permitted to any Indemnitee, then the Corporation shall indemnify the Indemnitee to the fullest extent permitted by the Virginia Stock Corporation Act, as so amended, without the need for any further action with respect to this Article SIXTH.

(2) Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article SIXTH with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or factors occurring prior to the date of such merger or consolidation.

(f) Invalidation

If any or all of the provisions of this Article SIXTH shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable provision of this Article SIXTH that shall not have been invalidated and to the fullest extent permitted by the Virginia Stock Corporation Act or any other applicable law.

(g) Definitions

Unless defined elsewhere in these Articles of Incorporation, any team used in this Article SIXTH and defined in Section 13.1-696 of this Virginia Stock Corporation Act shall have the meaning ascribed to such term in such Section.

SEVENTH: In furtherance of not in limitation of powers conferred by statute, it is further provided that:

(a) Election of Directors

Elections of directors of the Corporation need not be by written ballot unless otherwise provided in the by-laws of the Corporation.

(b) Amendment of By-Laws

Subject to the limitations and exceptions, if any, contained in the by-laws of the Corporation, such by-laws may be adopted, amended or repealed by the board of directors of the Corporation

(c) Location of Corporate Books

Subject to any applicable requirements of the Virginia Stock Corporation Act, the books of the Corporation may be kept outside the Commonwealth of Virginia at such location or locations as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

(d) Action of Shareholders Without Meetings

Any action required to be taken at any annual or special meeting of shareholders, or any action that may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action so taken shall be signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporation action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.

(e) Preemptive Rights

No holder of (1) stock of any class of the Corporation, whether now or hereafter authorized, or (2) any warrants, rights or options to purchase any such stock, or (3) any securities or obligations convertible into any such stock or into any warrants, rights or options to purchase any such stock (the interests referred to in clauses (1), (2) and (3) being hereinafter referred to as “equity interests”) shall have any preemptive or preferential right to purchase or subscribe to any equity interests that may hereafter be created, issued or sold, or any right of subscription to any equity interests.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by the Virginia Stock Corporation Act and these Articles of Incorporation, and all rights conferred upon shareholders herein are granted subject to this reservation.

EXECUTED at Reston, Virginia, on June 5, 2001.

/s/ Deborah M. Wiggin
Deborah M. Wiggin Incorporator